Exhibit 99.3

                      Transit Mixed Concrete Company








                  APRIL 2, 1994 - APRIL 1, 1997 AGREEMENT

                                  between


          EMPLOYERS IN THE ROCK PRODUCTS AND READY MIXED CONCRETE

                    INDUSTRIES OF SOUTHERN CALIFORNIA


                   Signatory hereto as separate parties

                 hereinafter referred to as "the EMPLOYER"

                                    and


               TEAMSTERS LOCAL UNIONS 420, 495, 692 and 986C

                                  of the

                  INTERNATIONAL BROTHERHOOD OF TEAMSTERS

                      hereinafter referred to as the


                                  "UNION"

                    or as the "applicable LOCAL UNION"














                                 ARTICLE I
                         RECOGNITION - UNION SHOP

Section l.  Recognition of the Union:

The Employer recognizes the Union as the exclusive representative for the purpose of collective bargaining in respect to rates of pay, wages, hours of employment, or other conditions of employment for all employees in the bargaining unit, consisting of those classifications set forth in Article IV, Section l. and excluding all employees, technical and professional employees, guards, watchmen and supervisors as defined in the National Labor Relations Act as amended. As used in this Agreement, the term "employee" refers only to the employees in the bargaining unit unless the context clearly requires a broader interpretation.

Section 2.  Union Membership:

As a condition of continued employment, all employees covered by this Agreement shall, on the thirty-first (31st) day after employment, or thirty-one (31) days after the effective date of this Article, whichever is later, become and remain members of the Union in good standing.

Section 3.  Checkoff of Supplemental Dues:

The Employer shall deduct from the paycheck due each pay day supplemental dues in the amount of three cents ($.03) per hour for each hour worked or paid for each employee who is actively employed in the bargaining unit at the end of the pay period covered by such paycheck and who has given the Employer a voluntarily written assignment of authorization hereafter executed by him on an agreed form. Such authorization shall be irrevocable for a period of one (1) year from the date the Local Union chooses to implement such supplemental dues (as set forth in the following paragraph) and shall renew automatically from year to year thereafter unless the employee, by written notice served upon the Employer and the appropriate Local Union at least sixty (60) days and not more than seventy-five (75) days before the periodic renewal date of this authorization, revokes such authorization.

Such supplemental dues shall be implemented at the option of the Local Union signatory hereto. Local Unions intending to implement such supplemental dues shall provide the Employer with sixty (60) days' written notice in advance of such implementation, but in no event shall such be implemented prior to November l, 1977.

Amounts deducted from individual employee's paychecks will be transmitted by the Employer to the Union no later than the twentieth (20th) day of the month next following the month in which such dues were deducted, together with a list of the names of the employees for whom deductions were made. The Employer shall have no responsibility for the application of the amounts transmitted. The Union(s) shall indemnify and hold the Employer harmless against any and all forms of liability, including costs and expenses that arise out of or by any reason of any action taken by the Employer in accordance with this Section.

Section 4.  Terminations:

The Employer will terminate the employment of any employee covered by this Agreement upon written demand of the Union in the event that such employee shall fail to comply with Section 2. of this Article; provided that membership in the Union was available to the employee on the same terms and conditions generally applicable to other members, and that membership was not denied or terminated for reasons other than the failure of the employee to tender the periodic dues and the initiation fees uniformly required as a condition of acquiring and retaining membership. Such employee shall not be re-employed by the Employer until the employee has paid or tendered to the Union any such initiation fee, reinstatement fees or dues accrued to date of termination.

The Union will advise the Employer by telephone and confirm in writing that the employee has tendered the required fees or dues and is entitled to reinstatement to employment. Such reinstatement must be accomplished within two (2) calendar weeks for the time the employee was removed from the job; otherwise the employee will not be entitled to reinstatement to employment.

Section 5.  Notice of New Hires and Terminations:

Within fifteen (15) working days after the hire of any new employee, the Employer shall notify the appropriate Local Union in writing of the newly hired employee's name and address, their date of hire, their location of employment, their job classification and rate of pay and their known Union affiliation, if any. The appropriate Local Union having jurisdiction shall be notified in writing of all terminations.

Whenever an employee is transferred from the jurisdiction of one Local Union to another for a period of time expected to last thirty (30) days or more (permanent transfer), the Employer will promptly notify the Local Union which has jurisdiction in the area to which he is being transferred. On a temporary transfer, expected to last less than thirty (30) days, no notice need be given, and such employee shall be bound by the terms and conditions of the Agreement which is in effect at his base plant or yard. If the time is extended on a temporary transfer, at the end of thirty (30) days the Employer will notify the appropriate Local Union, and such employee shall be treated as a permanent transfer. The Local Union shall promptly acknowledge each such notice by signed receipt.

The Employer agrees to advise the Union of its requirements in respect to new employees to be hired within the bargaining unit and will give the Union equal opportunity to furnish applicants.

The Employer shall choose between any nominees of the Union and any other applicants based upon their respective qualifications. It is expressly understood, however, that the Employer shall be the sole judge as to the competency of all applicants and may reject any job applicant referred by the Union.

Section 6.  Dual Employment:

Employer agrees not to employ, nor continue in his employ, individuals who are regularly employed by any other employer, except vacation relief and emergencies.

Section 7.  Equal Opportunity Employment:

The Employer and the Union recognize that they are required by law not to discriminate against any person with regard to employment or Union membership because of his race, religion, color, sex, age, national origin, or ancestry, handicap or Viet Nam era veteran status and hereby declare their acceptance and support of such laws. This shall apply to hiring, placement, upgrading, transfer or demotion, recruitment, advertising, or solicitation for employment, training during employment, rates of pay or other forms of compensation, selection for training, including apprenticeship, layoff or termination, application for and admission to Union membership.

Section 8.  Gender and Number:

In this Agreement one gender shall be deemed to include the other gender or the neuter gender and the singular number includes the plural unless the context clearly indicates otherwise.

Section 9.  Labor-Management Cooperation:

The parties hereby agree to monthly meetings (with participation on an industry wide basis) to discuss problems in the industry and methods to obtain work for union signatory companies.

                                ARTICLE II
                              WORK STOPPAGES

Section l.  Strikes - Lockouts:

For the period of this Agreement neither the Union nor its members will cause or take part in any strike, and the Employer will not engage in any lockout, and the Union and its officers shall do all in their power to prevent strikes.

Section 2.  Jurisdictional Disputes:

Any jurisdictional problem arising between the Local Unions, parties to this Labor Agreement, shall be settled between them without work stoppage or other hindrance of the Employer's operations.

                                ARTICLE III
                              HOURS AND WORK

Section l.  Shifts:

     A. For washers, greasers, tiremen and gas station operators and/or fuelers, the day shift shall start between the hours of 5:01 A.M. and 11:00 A.M.; the swing shift shall start between the hours of 11:01 A.M. and 5:00 P.M.; the graveyard shift shall start between the hours of 5:01 P.M.and 5:00 A.M. The above starting times shall also apply to automotive repairmen, where applicable.

     B. For all truck driver classifications, the day shift shall start between the hours of 4:00 A.M.and 9:59 A.M.; the swing shift shall start between the hours of l0:00 A.M. and 5:59 P.M.; the graveyard shift shall start between the hours of 6:00 P.M.and 3:59 A.M.

     C.   The above shift hours do not apply to cement train

          truck drivers.  Shift hours for these drivers are:
day
          shift shall start between the hours of 12:00 midnight and 10:00 A.M.; night shift shall start between the hours of 10:01 A.M. and 11:59 P.M.

     D. The Employer will designate starting time and location of shifts.

Note:  For shift premiums, see Article IV, Section 4.

Section 2.  No Split Shifts:

No driver shall work a split shift. The time will be computed as continuous from the time of reporting for work unless relieved from duty, lunch period excepted, not more than one-half (1/2) hour lunch period being excepted.

Section 3.  Lunch Periods:

An employee's lunch period shall start within the fifth (5th) hour after he starts work. No lunch period shall be deducted unless the employee has been relieved from duty for a lunch period of thirty (30) consecutive minutes.

Section 4.  Drivers Garage:

Drivers assigned regular work will start and finish from the same garage, except as provided in Article IV, Section 5.

Section 5.  Rest Period:

An employee shall be given a rest period of not less than eight
(8) hours between the time he has completed his previous shift and the commencement of a straight time shift. If said employee is not afforded this rest period, he shall be paid the applicable overtime rate after his call back time.

                                ARTICLE IV
                                WAGES, ETC.

Section l.  Classifications and Rates:

No employee shall be employed for any lower wage than this Agreement calls for. Any wages paid other than hourly rates are a violation of this Agreement.

The hourly wage rates for all employees covered by this Agreement shall be as shown on Appendix "B" of this Agreement.

When a working Shop Foreman is appointed by the Employer, he shall receive seventy five cents ($.75) per hour over the highest classification rate, including shift differential, over which he has supervision.

The decision to utilize the position of working Shop Foreman is entirely at the discretion of the Employer, including who shall be given such an assignment, if and when a person is to be removed from such an assignment, and if the person will be replaced. The above provisions shall not be subject to the grievance and arbitration procedure.

In the event that wage controls are re-imposed by an agency of the Federal Government during the term of this Agreement and a portion of the negotiated increases are allowed during the period of the wage freeze, that portion shall become effective as of the date that such increases are legal.

Any part of the above wage package that is not allowable under any wage controls will be deemed to be owing and shall become effective the same day it becomes legal to put into effect and, further, shall be due and owing in subsequent Agreements if not put into effect during the term of the Agreement. It is understood and agreed, however, that there will be no retroactivity prior to the date that such increases become legal.

Section 2.  New Classifications:

In the event the Employer acquires new equipment not reasonably falling within one of the classifications set forth in Section l. of this Article IV, the Employer shall establish a new classification and rate and shall promptly notify the applicable Local Union thereof. After work has been performed therein for thirty (30) days and if the Union then claims that the rate for such new classification does not bear a reasonable relationship to the other rates, such claim may be made the subject of a grievance by the Union.

Section 3.  Special Setups:

Whenever special setups are created on or adjacent to large projects for the purpose of batching or transit mix, etc., where an agreement with the contractors on said project carries a higher wage scale than provided herein, the higher wage scale and subsistence applicable to Teamsters prevailing on the project shall apply. Further, the Employer agrees to pay the difference between the Industry Group Insurance, the Industry Holiday and Vacation costs and the Industry Pension contributions and those Health and Welfare, Vacation-Holiday and Pension contributions applicable to Teamsters prevailing on such project, which amount shall be added to the wage scale and paid to the individual employee. The highest applicable rate shall be paid for the entire day.

Section 4.  Shift Premiums:

The premium above the day rate for all classifications (except drivers of cement trains) for the swing and graveyard shifts as defined in Article III, Section l(A) and (B) shall be twenty-five cents ($.25) per hour for the swing shift and thirty cents ($.30) per hour for the graveyard shift. The premium for working the night shift for drivers of cement trains as defined in Article III, Section l shall be twenty-five cents ($.25).

Section 5.  Subsistence Pay:

When an employee is required to remain overnight in performing work away from his permanent plant, yard, or shop, he will be reimbursed for reasonable expenses.

Section 6.  Travel Time/Pay, Meeting Pay, and Physical
Examinations:

     A. When more than one (l) shift is required on continuous pours requiring changing shift away from the yard,

          traveling time at the applicable rate shall be paid drivers going to and from points of operation.
          Transportation to and from the job shall be furnished

          by the Employer.

     B. Employees who are required to attend any meeting shall be paid a minimum of one (1) hour at the employee's normal straight time hourly rate of pay, or the actual time spent in such meetings, whichever is greater.
          This pay is to cover both travel time and meeting time.

          The Employer will pay the cost of all physical examinations that are required by the Employer, or whenever the Employer requires the employee to obtain treatment and/or to visit a specific physician, clinic, or facility. The Employer will also pay for all substance abuse examinations or testing, except for that portion only associated with the CDL bi-annual physical examination or the random testing accompanying a second-chance rehabilitation program.

          In all instances where the Employer is obligated to compensate employees for their physical examinations, the compensation will be one (1) hour at the employee's straight time hourly rate of pay unless additional compensation is approved by management via a phone call from the medical facility.

Section 7.  Delays:

No time shall be deducted from drivers' wages caused by delay in loading, unloading, or any equipment that is broken down away from the yard, unless drivers are actually relieved from duty.

Section 8.  Fines:

The Employer will pay all fines and assume all responsibility, including court appearances on behalf of the driver, resulting from overloading when same has been done under the order of the Employer, or any of its agents authorized to issue such order, or fines levied on the basis of defective equipment.

Section 9.  Transfers:

When drivers are used for purposes other than driving, they shall not be reduced in pay below the truck driver's rate for the class of equipment they are assigned to; provided this shall not apply on any day where, by the preceding day, the driver is notified he
will be assigned to non-driving duties.   Whenever an employee
performs work in more than one classification during the day, he shall be paid at the rate of the higher classification for the entire time worked during that day.

Section l0.  Pay Days:

The regular pay days shall be every other Thursday.

Section 11.  Pay When Injured:

If an employee suffers an on-the-job injury during work which disables the employee from continuing to work, the employee shall receive a minimum of four (4) hours pay or the actual time worked, whichever is greater. If any provision of California laws provide for more than the above minimum (or actual time worked), then the employee will be paid as per the law.

Section l2.  Uniforms:

If the Employer requires employees to wear uniforms, the cost and maintenance of such uniforms shall be paid by the Employer.

Section l3.  Pay for Training and Break-In (New Hire) Pay Rates:

     A. Employees hired prior to May 23, 1994 will continue through the new hire progression rates and time provisions as contained in the 1990-1994 Agreement.

          Employees hired on or after May 23, 1994 will be subject to employment at hourly rates that are four dollars ($4.00) less, three dollars ($3.00) less, two dollars ($2.00) less, and one dollar ($1.00) less than the full normal hourly rates in Appendix "A" for time periods of twelve (12) months each.

          Employees hired on or after May 23, 1994 will not be given any industry experience credit unless the employee is a rehire by the same Employer and was employed by that Employer on or after April 1, 1990.
          In such instances the employee will be paid at the same progression or skill level as when the employee ceased his prior employment.

          In the event an employee covered by this Section is granted a leave of absence which exceeds thirty (30) consecutive days, those days in excess of thirty (30) will not be counted toward the eight (8) or twelve (12) month requirements in the period applicable to the employee at such time.

          Employees who were hired prior to May 23, 1994 pursuant to the pay for training and break-in progression in the prior agreement will continue to be paid pursuant to that progression schedule. Accordingly such employees shall receive $3.00 below classification rate for their first eight months of employment; $2.00 below classification rate for their second eight months of employment; and $1.00 below classification rate for their third eight months of employment.

     B. Material Hauling drivers hired after May 22, 1994 will be paid as follows:

          5-23-94        4-1-95         4-1-96

          $12.00         $12.25         $12.50

          All current employees (those hired prior to May 23, 1994) involved in material hauling will be paid at the 9 yard and over mixer hourly wage rates, however, the Employer has the right to request that the employee be involved in ready mix operations (in order to effectively utilize the lower new hire rates for competitive reasons), anyone refusing such work will be kept in material hauling at one dollar ($1.00) less than the 9 yard and over mixer hourly wage rate. Special cases involving disability or inability will be handled by the Labor-Management Committee and is subject to arbitration.

          Any employee has the right to bump back to material hauling to avoid a layoff and maintain their 9 yard and over mixer hourly wage rate.

     C. When an employee is called upon to break-in or train another employee as driver, he shall receive twenty-

          five cents ($.25) per hour above his regular hourly rate.

     D. It is understood that the Employer reserves the right to pay employees rates higher than those required by the Collective Bargaining Agreement.

Section  l4. Overloading:

It shall not be cause for discharge or disciplinary action for an employee to refuse to drive any highway equipment that is declared overloaded by a licensed weighmaster, for refusing to drive a vehicle which has been knowingly loaded to exceed the legal highway weight limits of the California Vehicle Code, or to refuse to drive any equipment that has been declared unsafe by a qualified mechanic or inspector. If as the result of such a refusal no other work is available, the driver is still to be paid the minimum work guarantees as provided in Article VI. The refusal to drive equipment determined to be properly loaded and/or in safe operating condition as described above shall be just cause for disciplinary action, including discharge.

Section l5. Tool Insurance:

Employees in the classification of Automotive Repairman and Greasers shall be covered by tool insurance. Coverage shall be restricted to the following: Two Hundred dollars ($200.00) deductible: Seven Thousand dollars ($7,000.00) maximum reimbursement (limited to tools which are required by the Employer) per employee, per loss which resulted from proven forced entry of employee's tool box or theft of entire tool box.

It is the employee's responsibility to provide a current inventory of tools subject to periodic check by the Employer.

Each employee must advise the Employer whenever he removes part or all of his tools from the Employer's premises and must advise the Employer when they are returned. The plan may be insured or self-funded at the Employer's option.

The submission of a false claim or misrepresentation of tools lost will be grounds for discharge under the dishonesty provisions of Article IX.

                                 ARTICLE V
                               OVERTIME PAY

Section l.  Time and One-Half:

Time and one-half the straight time rate shall be paid for all work performed:

     A.   In excess of ten (10) hours in any one day, or
     B. In excess of forty (40) hours in any work week, whichever is greater, and
     C.   On Saturdays, and
     D.   On Holidays.

Section 2.  Double Time:

Except for emergency work and breakdown which shall be paid for at time and one-half, double the straight time rate shall be paid for all work performed on Sundays.

Section 3.  Pyramiding:

There shall be no pyramiding of overtime; overtime will not be paid under more than one of the above classes of overtime for the same hours worked. For purposes of subparagraph (B) herein, the work week shall be deemed to begin on Monday.

Section 4.  Overtime Calculations for Vacation and Holidays:

Paid holidays shall be counted as hours worked in the computation of overtime under Section 1.

Regularly scheduled vacations of an entire work week, Monday through Sunday, will also be counted as hours worked in the computation of overtime under Section 1. Vacations consisting of less than an entire workweek, Monday through Sunday, shall not be counted as hours worked in the computation of overtime under
Section 1.

                                ARTICLE VI
                           REPORTING ALLOWANCES

Section l.  Reporting Pay and Daily Work/Pay Guarantees:

A minimum of two (2) hours shall be allowed whenever employees are ordered to report to work and no work is available upon reporting to work, unless the reason is as listed in Section 2 of this Article. If any work is performed then the employee shall receive a minimum of four (4) hours pay or work or the actual time worked, whichever is greater.

Section 2.  Exceptions to the Daily Guarantee:

An employee shall receive pay hereunder only for hours actually worked if he refuses to do other work, or if the Employer is unable to furnish work because of inclement weather, mechanical breakdown, (other than of the employee's own truck) or other conditions beyond his control or other conditions beyond the Employer's control.

Section 3.  Subterfuge:

The Employer will not use these sections as a subterfuge to reduce hours or to abuse the seniority provisions of Article X.

                                ARTICLE VII
                               PAID HOLIDAYS

Section l.  Holidays Paid:

All eligible employees shall receive eight (8) hours pay at their straight time rate set forth in Section l and (where applicable)
Section 4 or Article IV of the following holidays not worked:

New Year's Day     Memorial Day     Fourth of July     Labor Day

President`s Day    Thanksgiving Day    The Day After Thanksgiving

                               Christmas Day

Holiday pay for Memorial Day, Labor Day, President's Day and the day after Thanksgiving will be suspended for the period May 23, 1994 through March 31, 1997. Thereafter the above listed four
(4) holidays will be restored to full application subject to negotiation. During this period the provisions of Article V,
Section 1, "Time and One-Half" will be in effect for all eight
(8) of the holidays listed in Article VII, Section 1.

When any of these holidays falls on a Sunday, the day designated by the Governor of the State of California shall apply, in such cases, as the holiday. (As to a holiday occurring during vacation, see Article VIII, Section l.).

Section 2.  Eligibility:

Each employee who has been on the payroll of the Employer for a period of six (6) months or more shall be eligible for holiday pay, provided that:

     A. He works his full scheduled shift on the working day immediately before and following such holiday unless

              (1)  his absence is caused by illness

              (2)  his absence is excused by the Employer, or

              (3) he is laid off on either of such days by the Employer, and

     B.   He performs some work on any of the five (5) working

          days immediately before or the five (5) working days immediately after such holiday, unless he is a driver who has been laid off due to a breakdown of his truck or unless he is on a paid vacation to which he is entitled under Article VIII hereof, and

     C. He did not refuse to work on such holiday, if requested.

                               ARTICLE VIII
                                 VACATIONS

Section l.  Vacations Allowed:

Each employee who has completed one (1) year's continuous service in the employ of the Employer and has worked a minimum of 1,200 hours during the preceding year, shall be entitled to a paid vacation equal to forty (40) hours straight time pay at the rates set forth in Section l., and (where applicable), Section 4. of
Article IV, hereof.

Each employee who, under such circumstances, has completed two
(2) years continuous service shall receive a paid vacation of eighty (80) hours straight time pay.

Each employee who, under such circumstances, has completed eight
(8) years continuous service shall receive a paid vacation of one hundred twenty (120) hours straight time pay.

Each employee who, under such circumstances, has completed fifteen (15) years continuous service shall receive a paid vacation of one hundred sixty (160) hours straight time pay. For the period of May 23, 1994 through March 31, 1997, this fourth
(4th) week shall be suspended. Thereafter the fourth (4th) week of vacation will be restored subject to negotiation.

Employees who have worked twelve hundred (1200) hours or more from their anniversary date prior to May 22, 1994 shall receive the paid vacation to which they were entitled under the prior agreement. This paid vacation will be at the rates as set forth in the prior agreement.

An employee who is laid off for lack of work in excess of two (2) consecutive weeks during his first year of employment and is recalled shall become eligible for his vacation when he has worked beyond his first year of employment the number of days equal to the number of days he was on layoff, provided that he has then worked a minimum of 1,200 hours. (This will not affect his anniversary of hire eligibility date for subsequent vacations). When one of the holidays specified in Article VII occurs during an employee's paid vacation, the Employer shall pay the employee an extra day's pay.

Section 2.  Scheduling:

Vacations shall be taken between June lst and September 30th at times designated by the Employer unless otherwise mutually agreed between the Employer and the employee. Employee requests for vacation time outside of the vacation period described above shall not be unreasonably denied. When choice of vacation date is practical without interfering with operations, the more senior employees shall have first choice.

Section 3.  Payment:

Vacation pay will be paid to an employee before he takes his vacation if a request is made by the employee at a reasonable length of time before his vacation commences. Vacation pay shall be paid by separate check.

Section 4.  Pro Rata Vacation Pay:

Employees who, after employment of not less than one (1) year, are discharged, quit, laid off indefinitely, or with the consent of the Employer, are allowed to take their vacation prior to their anniversary of hire eligibility date, shall receive at the time of separation (or early vacation) pro-rata vacation pay for the period of service from the last anniversary date of hire to date of termination (or early vacation), that is, one-twelfth (1/12th) of his vacation pay, (40, 80, 120, or 160 hours as determined above) for each full month worked from his last anniversary date. Employees who are so laid off and are then recalled, and employees who so take an early vacation, shall have the amount of vacation pay received under this Section offset against any vacation pay they may thereafter become entitled to under this Article. Employees with at least one (l) year of continuous service who, during any vacation year, fail to work the required 1,200 hours, shall be paid pro rata his vacation pay (40, 80, 120, or 160 hours as determined above) equal to the ratio of the hours actually worked during the vacation year to 1,200 hours.

                                ARTICLE IX
                                DISCHARGES

Section l.  Discharges and Discipline:

An employee may be discharged or disciplined for incompetency, inefficiency, insubordination or any other good cause. No employee shall be discharged or discriminated against because of his membership in the Union or union activities, including his refusal to cross a primary picket line approved by the Union.
The Union shall have the right to investigate the discharge of any non-probationary employee and may protest through the grievance and arbitration procedure any discharge believed by the Union to be unjustified. Any such protest shall be presented to the Employer in writing within ten (l0) working days after such discharge and a postmark or mail by certified mail within the ten
(10) days will be accepted as satisfaction of this requirement. In the event the discharge is submitted to the grievance procedure and the discharge is not found to be in accordance with the provisions of the Article, such non-probationary employee may be reinstated, with restoration of full seniority and other rights and/or may be granted loss of pay. The Employer shall not discipline and/or discharge an employee, unless such an action is imposed within ten (10) working days after the date of the incident or within ten (10) days after the date the Employer should have known. Disciplinary actions taken after the ten (10) day period will be considered as invalid.

Section 2.  Warning Notices:

Except for discharges for dishonesty, being under the influence of alcohol or illegal drugs (including selling and/or the transportation of illegal drugs) while in the service of the Employer, reckless driving resulting in a serious accident (as defined under DOT rules), the carrying of unauthorized passengers, insubordination, proven unprovoked assault on anyone including fellow employees, customers, or supervisors; or gross negligence, an employee shall not be discharged or subject to layoff/suspension unless the employee has had one (1) previous written warning notice (with a copy having been sent to the appropriate Local Union). The fact that the employee nor the Union has not protested or grieved the warning notice at the time of issuance shall not constitute an agreement or admission of the validity of the alleged offense. Warning notices shall be effective for a period of time not to exceed twelve (12) months from the date of issuance.

                                 ARTICLE X
                                 SENIORITY

Section l.  Acquisition and Loss:

Seniority rights, once established, start from the date of employment by the Employer within the bargaining unit; provided, however, employees will have no seniority rights until after a probationary period of sixty (60) days of continuous employment or sixty (60) working days accumulative within a period of six
(6) consecutive months, whichever occurs first. Seniority shall be terminated upon:

     A.   resignation of an employee

     B.   retirement

     C.   discharge

     D. failure to notify his Employer within forty-eight (48) hours of his intention to return to work within five
          (5) working days after delivery of notice to his last known address, or

     E. if the employee performs no work for the Employer within the bargaining unit for a period of six (6) months; except if such failure to perform work is because of absence as a result of sickness or accident, such period shall be twelve (12) months; provided however, that if an employee is re-employed upon recovery from such illness or accident lasting longer than twelve (12) months, his former seniority shall be restored.

An employee recalled, at the option of the Employer, from layoff of over six (6) months, except as provided above, shall have the seniority which such employee acquired prior to layoff restored, provided such recall occurs within twelve (12) months of the date of his layoff. Employees laid off, as hereinafter provided, and who have been enrolled in the Training and Upgrading Program under the provisions of Article XVIII within twenty (20) days after his layoff shall be eligible for recall, as provided in paragraph (C), Section 2. hereof, in his new classification upon presentation to the Employer of evidence of satisfactory completion of such retraining, and if recalled by the Employer within one (l) year after his layoff his seniority shall be restored.

Section 2.  Layoff, Recall and Exercise of Seniority Rights:

     A.   Layoffs shall be classified as:

          (1) Indefinite Layoff - an indefinite layoff is a reduction of the working forces in the bargaining unit where the Employer reasonably anticipates at
               the time of such reduction that the affected employees will not be recalled to work for at least twenty (20) consecutive regular working days. Employees laid off indefinitely must be immediately notified, in writing, by the Employer, and such employees must exercise immediate seniority rights in the manner provided hereafter. Employees who fail to exercise such rights shall be terminated, subject to recall as provided for in Section 2(C) below.

          (2) Short Term Layoff - A short term layoff is any layoff other than an indefinite layoff. An employee on short term layoff may not exercise seniority rights until his layoff has actually continued for three (3) consecutive regularly scheduled working days (not including days of work lost due to actual days of inclement weather or breakdown of production equipment) at which time the employee will exercise such seniority rights in the manner provided hereafter. Such employee must exercise his seniority rights prior to the
               Company dispatch time on the seventh    working
               day following his three (3) day qualification. Days lost due to inclement weather shall be counted toward the seven (7) days. Employees who fail to exercise such rights within the ten
               (10)days shall become Extra Board Drivers at their base location for not to exceed an additional ten
               (10) working days. Employees who have not exercised their seniority rights by the initial ten (10) days shall be deemed to have been indefinitely laid off as per paragraph 2(A) above, on the twentieth (20th) day.

     B.   Seniority Rights:

          Employees laid off under Section 2(A) (l) and (2)
   shall
          exercise seniority rights upon the affected junior employee(s) in accordance with the timing set forth therein and in sequence such that the employee(s) shall fill the first available job for which he is qualified
          in order of progression, as   set forth in Paragraph
          2(B) (l) through 2(B) (4),below.

          It shall be understood and agreed that employees exercising seniority rights or displacing junior employees shall be qualified and capable of performing the work in all classifications into which they are moving. It shall be understood and agreed that the nearest yard or plant to an employee's base yard or plant shall be determined by map measurement or air line distance.

          Extra Board Drivers employed by the Employer may, in

          the course of their work, drive more than one type of equipment, but must be assigned to one of the groupings listed in Section 3, hereafter, and to a location based upon their primary work assignment. Extra Board Drivers shall only have seniority rights as set forth in paragraph 2(A) (1), above and such rights shall be exercised as provided for in paragraph 2(B) (2).

          In the event of multiple layoffs occurring on the same date, the Employer shall consider each individual to be laid off separately and in the order of seniority starting with the junior employee to be laid off and progressing through the most senior employee to be laid off. Individuals affected shall be afforded their seniority rights as provided in subparagraphs (1), (2),
          (5) and (6), paragraph (B),Section 2, of this Article.

               (1)  Driving Personnel Laid Off - Exercise of
                    Seniority:

                    (a)  First, in his grouping at his base
                         yard or plant on his shift to
                         displace the junior driving employee
                         with a piece of equipment.

                    (b)  Second, in his classification, at his
                         base yard or plant, on his shift, to
                         displace the junior driving employee
                         with a piece of equipment.

                    (c)  Third,

                         (i)  In his classification, at his base
                              yard or plant, on another shift,
                              to displace the junior driving
                              employee with a piece of equipment,
                              or

                         (ii) In another classification, at his
                              base yard or plant, on his
                              shift, to displace the junior
                              driving employee with a piece of
                              equipment, or

                        (iii) In another classification, at his
                              base yard or plant, on another
                             shift to displace the junior driving
                              employee with a piece of equipment,
                              or.

                         (iv) At his base yard or plant, to
                              displace the junior extra board
                              driver, provided, however, in any
                              event seniority shall prevail, or

                         (v)  by-pass the Third Step.

                    (d)  Fourth, in his classification, at the
                         nearest yard or plant, to displace the
                         junior driving employee with a piece of
                         equipment.

                    (e)  Fifth, in another classification, at
                         the nearest yard or plant, to displace
                         the junior driving employee with a
                         piece of equipment.

                    (f)  Sixth, to displace the junior driving
                         employee with a piece of equipment in
                         the bargaining unit.

                    (g)  Seventh, to displace the junior driving
                         employee in the bargaining unit.

                    (h)  Eighth, to displace the junior employee
                         in the bargaining unit.

     (2)  Driving Personnel Displaced by Employees Laid Off
          Exercise of Seniority:

               (a) First, in his classification at his base yard or plant on his shift, to displace the junior driving employee with a piece of equipment.

               (b)  Second,

                         (i)  In his classification, at his base
                              yard or plant, on another shift, to
                              displace the junior driving
                              employee with a piece of equipment,
                              or

                         (ii) In another classification, at his
                              base yard or plant, on his shift,
                              to displace the junior driving
                              employee with a piece of equipment,
                              or

                       (iii)  In another classification, at his
                              base yard or plant, on another
                              shift, to displace the junior
                              driving employee with a piece of
                              equipment, or

                         (iv) At his base yard or plant, to dis-
                              place the junior extra board driver
                              provided, however, in any event,
                              seniority shall prevail, or

                         (v)  By-pass Second Step.

                    (c)  Third, in his classification at the
                         nearest yard or plant, to displace the
                         junior driving employee with a piece of
                         equipment.

                    (d)  Fourth, in another classification at
                         the nearest yard or plant, to displace
                         the junior driving employee with a piece of equipment.

                    (e)  Fifth, to displace the junior driving
                         employee with a piece of equipment in
                         the bargaining unit.

                    (f)  Sixth, to displace the junior driving
                         employee with a job in the bargaining
                         unit.

                    (g) Seventh, to displace the junior employee with a job in the bargaining unit.

               (3)  Driving Bid Restoration:

                    In the event a laid off or displaced driver, in the exercise of his seniority rights under paragraph 2(B)(1) or (2), above, accepts other equipment at his base plant or yard, such equipment after a period of sixty (60) days shall become permanent and his bid rights, as provided for in Section 4 shall be restored. If the driver is relocated to another yard or plant, in the exercise of his seniority rights, such assignment to yard or plant and equipment after a period of sixty
                    (60) days shall become permanent and his bid rights, as provided for in Section 4, shall be restored.

                    In any event, if the driver`s original
                    equipment becomes available in the sixty (60) day period referred to above, the driver shall be restored to his original equipment. If the driver is entitled to a new and/or used equipment bid, he may utilize such bid during the sixty (60) day period. If the opening bid upon is t either his original plant or new plant, his bid will be considered in the First Step of Section 4(B). If he successfully bids on equipment at the new location, he shall not be entitled to have his bid restored as provided in the paragraph above, and such equipment shall become his permanent equipment.

               (4) For the purpose of this Seniority Article, the word "groupings" shall be those groupings listed in Section 3 and the word
                    "classification" shall mean the job titles listed below:

                    Driving Classifications:

                    (a)  Drivers of Water Trucks
                        (i)    Under 2,000 gallons
                        (ii)   2,000 to 4,000 gallons
                        (iii)  4,000 gallons and over

                    (b) Drivers of Plant and Pit Trucks
                        (i)    12 tons and under
                        (ii)   Over 12 tons to 20 tons, inclusive
                        (iii)  Over 20 tons to 50 tons, inclusive
                        (iv)   50 tons and over

                    (c)  Drivers of Dump Trucks
                        (i)    Two Axle
                        (ii)   Three Axle

                    (d)  Drivers of Semis Under 14 Tons
                    (e)  Drivers of Truck-Trailer Transfers
                    (f)  Drivers of Truck-Trailer Bottom Dumps
                    (g)  Drivers of Truck-Trailer (pups)
                    (h)  Drivers of Semis Over 14 Tons
                    (i)  Drivers of Cement Trucks
                    (j)  Drivers of Mixer Trucks
                         (i)   Under 9 Cubic Yards
                         (ii)  9 Cubic Yards and Over

                    (k)  Drivers of Flats
                         (i)   Under 5 Tons
                         (ii)  5 Tons and Over

                    (l)  Drivers of Flat Truck-Trailers and Semis
                    (m)  Mobile Sweeper Drivers (licensed for
                         highway use)
                    (n)  Bulk Fuel Tank Truck Drivers

               (5)  Non-Driving Personnel Laid Off - Exercise of
                    Seniority:

                    (a)  First, in his classification, at his
                          base yard or plant, on his shift,

                    (b)  Second, in his classification, at his
                         base yard or plant, on another shift,

                    (c)  Third, in another classification, at
                         his base yard or plant,

                    (d)  Fourth, in his classification, at the
                         nearest yard or plant,

                    (e)  Fifth, in another classification, at
                         the nearest yard or plant,

                    (f)  Sixth, to displace the junior employee
                         in the bargaining unit.

               (6)  Non-Driving Personnel Displaced by Employees
                    Laid Off - Exercise of Seniority:

                    (a)  First, in his classification, at his
                         base yard or plant, on another shift,

                    (b)  Second, in another classification, at
                         his base yard or plant,
                    (c)  Third, in his classification, at the
                         nearest yard or plant,

                    (d)  Fourth, in another classification, at
                         the nearest yard or plant,

                    (e)  Fifth, to displace the junior employee
                         in the bargaining unit laid off or
                         displaced.

               (7)  Non-Driving Bid Restoration:

                    In the event a laid off or displaced
                    employee, in the exercise of his seniority, rights under paragraph 2(B) (5) or 2(B) (6), above, accepts another job at his base plant, yard or shop, such job shall become his permanent assignment and his bid rights as provided for in Section 4, shall be restored. If the employee is relocated to another yard, plant or shop, in the exercise of his seniority rights under paragraph 2(B) (5) or 2(B) (6), above such assignment shall become permanent and his bid rights shall be restored.

               (8) For the purpose of this Seniority Article, the word "classification" shall mean the job titles listed below:

                    Non-Driving Classifications:

                    (a)  Drivers of Mobile Service Trucks
                    (b)  Warehousepersons
                    (c)  Automotive Repairpersons
                    (d)  Batch Plant Operators (manual)
                    (e)  Bunkerperson
                    (f)  Gas Station Operators and/or Fuelers
                    (g)  Loaders
                    (h)  Washers
                    (i)  Greasers
                    (j)  Tirepersons
                    (k)  Chippers

          (C)  Recall

               (1) Prior to effecting a recall of employees who have been laid off in order to fill job vacancies, the Employer shall post the job vacancies and award the job(s) to the bidder(s), if any, as provided in Section 4.

               (2) In the event no bids are received and jobs awarded as provided in (1) above, the Employer shall recall the most senior employee(s) on layoff who have retained recall rights in accordance with Section l. and who are qualified and capable of per-forming the work.

          (D)  Equipment Transfers

               The Employer may transfer equipment from one yard or plant to another yard or plant to meet its business requirements. The employee whose equip-ment is so transferred may elect to transfer with his equipment, in which case his seniority will remain intact in all respects. If the employee elects not to transfer with his equipment, he must exercise his seniority rights as though he had been indefinitely laid off as provided in paragraphs 2(A)(1) and 2(B)(1) of this Article.

Section 3.  Dispatch Procedure:

     (A) For the purpose of this dispatching procedure, the drivers will be classified by the type of their assigned equipment in the following groupings at each yard or plant:

               (1)    Mixers, under 9 cubic yards
               (2)    Mixers, 9 cubic yards and over
               (3)    Flat Trucks
               (4)    Bottom Dump Trains or Bottom Dump Semis
               (5)    Truck & Trailer Transfer Dumps
               (6) End Dump, Single Trucks or End Dump Semis or End Dump Truck and Pup
               (7)    Plant Trucks, l2 tons and under
               (8)    Plant Trucks, l2 to 20 tons, inclusive
               (9)    Plant Trucks, 20 to 50 tons, inclusive
               (l0)   Plant Trucks, 50 tons and over
               (11)   Pit Trucks
               (12)   Cement Trains
               (13)   Water Trucks
               (14)   Bulk Fuel Tank Trucks

     (B) The Employer will determine the number of trucks necessary to take care of the work load each day.

     (C)  After such determination has been made, the Employer

          shall dispatch that number of senior drivers in seniority order in each of the groupings in sub-section
          (A), above, equal to the number of trucks to be used unless the use of certain equipment is not reasonably practicable, or unless it is necessary to use certain equipment to maintain adequate service to the job or customer on that day.

     (D) When two (2) or more shifts are working, in accordance with Article III, Section l, drivers will be dispatched in accordance with the dispatching procedure as set forth in Section 3 of this Article, paragraphs (A),(B)
          and   on a shift basis.

     (E)  Once the Employer has determined its equipment needs

          for the following day and has determined the order of dispatch as provided above, it is not required to change the initial dispatch because of any change in circumstances occurring after the initial determination. When an employee is not on the initial dispatch for his regular shift, he shall not be
         required to work that shift if he is not called for
          work prior to 9:00 A.M. and shall not be considered
          "unavailable for work" on that day. However, the Employer will honor written requests of employees for later billing times whenever practicable.

     (F) Drivers whose assigned equipment is shopped shall be temporarily assigned in seniority order to vacant or unassigned equipment in the same grouping which the Employer plans to operate when such equipment is located at the driver's base plant or yard, and such drivers shall be dispatched in seniority order. During the time his equipment is shopped, any days he is not so assigned shall be counted as consecutive days for the purpose of Section 2(A) (2). In the event there is no vacant equipment in the driver's assigned grouping, but the driver is qualified and capable of performing the work in another grouping, and the Employer plans to operate vacant or unassigned equipment in that grouping at the driver's base yard or plant, the driver of such shopped equipment shall be temporarily assigned to such vacant equipment and will be dispatched after all permanently assigned drivers in that grouping have been dispatched. All days worked in such different groupings shall be counted as consecutive days for the purposes of Section 2(A) (2). Such drivers will be
          returned to their regularly   assigned equipment when
          such shopped equipment is returned to service. Drivers who cannot be temporarily assigned to vacant equipment may exercise their seniority rights as provided in
          Section 2(A) (2) and 2(B) (1) of this Article. Except for equipment vacancies caused by Leaves of Absence
          under Article       XVII and Vacations of one (l) week
          or longer, assignment of drivers and dispatching of such drivers as set forth in this paragraph shall be on
          a day-to-day   basis.

     (G) If the Employer maintains an Extra Board, he shall dispatch his senior qualified Extra Board Drivers on needed equipment which the Employer knows, at the time of preparing the dispatch, will be vacant for the day
          in question, after the application of   paragraph (F)
          above.

     (H) After manning vacant or unassigned equipment which the Employer plans to operate, first, under the provisions of paragraph (F) above, and second, under the provisions of paragraph (G), above, unbilled drivers in seniority order, shall be assigned to operate such equipment and such drivers shall not have the right to refuse such assignment. Effective April 16, 1984, the Employer agrees to pay such drivers mileage at the rate of twenty-five cents ($.25) per mile from his base plant or yard to the plant or yard where such vacant or unassigned equipment is located, provided the distance between such plants is greater than ten (10) miles, measured as provided in Article XX.

     (I) By mutual written agreement between the Company and all the affected employees at a given location, yard or plant, a system of work sharing by the employees may be initiated. Any such agreement must contain, among other items, an exact description of how the work will be shared, the maximum length of time it is to be in effect, a provision for cancellation by anyone involved upon a specified notice period, and be signed by all parties to it.

     (J) The parties agree that the Employer covered by the Agreement do not intent to use employees covered by
          Article IV, Section l3(A) in such a manner as to deprive more senior employees of straight time and overtime assignments.

Section 4.  Assignment of Equipment and Jobs:

     (A)  Equipment and Driving Jobs:

          When new equipment is purchased or existing equipment becomes permanently vacant (expected to last for twenty(20) or more consecutive regular working days) and the Employer intends to operate such equipment, the Employer shall promptly post bid applications for such equipment at all yards or plants for a period of four
          (4) consecutive regular working days and those employees at such yards or plants who wish may bid for assignment to such equipment, except that no employee shall be entitled to bid upon new equipment more often than once every twenty-four (24) months or more often than once every six (6) months on used equipment, except as provided for in Section 2(B), or in the event the employee's equipment has been removed from the fleet, in which case his bid rights shall be restored.

          Equipment which is vacant due to Leaves of Absence shall not be posted for bid as provided herein, but will be assigned under the provisions of Section 3(F).

     (B) The bids by employees for new or permanently vacant equipment (as described in paragraph (A), above) shall be evaluated by the Employer and the equipment awarded according to the following priorities:

          (1) First, in seniority order to drivers at all yards and plants and who are in the same classification as the equipment bid upon.

          (2) Second, if no bids are received and equipment awarded in the first priority, in seniority order to drivers at all yards and plants and who are in other driving classifications, providing such drivers are qualified and capable of performing the work.

          (3) Third, if no bids are received and equipment awarded by the first and second priorities in seniority order to non-driving employees at all yards and plants, provided such employees are qualified and capable of performing the work.

     (C) Equipment used for swing and graveyard shifts will not be subject to bid. However, such shifts shall be bid as jobs and shall constitute a used equipment bid. For this purpose, it is hereby agreed that a night shift job is considered to be a job "with a piece of equipment". Further the Extra Board is considered simply a job and is one "without a piece of equipment".

     (D) For the purpose of this bidding procedure, no morthan onene (1) employee shall be permanently assigned to a specific piece of equipment in a specific grouping.

     (E)  Non-Driving Jobs

          When new non-driving jobs are created or existing non-driving jobs become permanently vacant, the Employer shall promptly post bid applications for such jobs at
          all yards, plants or shops and those employees who wish to may bid for assignment to such jobs. An employee hired as a Greaser or Tireman, or who has successfully bid into either classification, will not be entitled to bid into another classification, (non-driving or driving) for a period of twelve (12)months from the date of hire or date of assignment of such classification.

     (F) The bids by employees for new or permanently vacant non-driving jobs (as described in paragraph (E), above)
                    shall be evaluated by the Employer and the jobs awarded as follows:

          (1) First, in order of seniority, employees who are permanently assigned to non-driving jobs, and who are qualified and capable of performing the work and who are assigned to the plant, yard, or shop where the vacancy exists.

          (2) Second, in the event no bids are received or jobs awarded as provided for in the first step above, in seniority order employees who are regularly assigned to the same classification at other yards, plants or shops.

          (3) Third, should no bids be received or jobs awarded under the first or second steps above, in order of seniority employees who are assigned to other non-driving classifications and who are qualified and capable of performing the work, and who are assigned to other yards, plants or shops.

          (4) Fourth, in the event no bids are received or jobs awarded as provided in the first through third steps above, in order of seniority all driving personnel assigned to the yard, plant or shop where the vacancy exists.

          (5) Fifth, in the event no bids are received or jobs awarded as provided in the first through fourth steps above, in seniority order to drivers at all other yards, plants, or shops.

Section 5.  Seniority Lists:

On the first workday of each calendar quarter, the Employer shall post at each yard, shop or plant current seniority lists by driver groupings at each yard, shop or plant and a seniority list for all non-driver jobs at such yard, shop or plant and shall furnish copies of such lists to the appropriate Local Union.


Section 6.  Notice of Shopping of Equipment:

The Employer will make every reasonable effort to give an employee advance notice of the shopping of his assigned equipment.

Section 7.  Military Service:

All basic rights of employees in military service will be preserved in accordance with Federal law. Upon request, an employee will be granted a leave of absence without pay in addition to vacation to fulfill his military obligations.

                                ARTICLE XI
                            GRIEVANCE PROCEDURE

Section l.  Grievance Steps:

Grievances shall be taken up and processed in the following manner:

     (A)  STEP ONE:    Any employee having a grievance may first
          take his grievance up with his foreman, shop steward, or Union Representative. On request of the Union Representative, the Employer shall produce the payroll records that bear upon the grievance for examination by the Union Representative.  In any event, an attempt
          to settle the grievance with an Employer representative shall be made prior to proceeding to Step Two of this grievance procedure.

     (B)  STEP TWO:    If the grievance is not settled in Step

          One within two (2) working days, within five (5)working days thereafter it shall be presented in writing by the Union Representative to the Employer's Industrial Relations Representative in an attempt to resolve the grievance; provided, however, that grievances may be initiated by the Union directly in this STEP TWO.

     (C)  STEP THREE:   If the grievance is not settled within

          two (2) working days, within ten (10) working days thereafter it shall be:

               (1) scheduled and presented in writing, at the next meeting of the Joint Grievance Committee as provided for in this STEP THREE; or

               (2)  at the insistence of the Employer or the

                    Union, by-pass STEP THREE and proceed
                    directly to arbitration as provided for in STEP FOUR below; provided, however, that the election to by-pass STEP THREE (Joint Grievance Committee), shall be promptly made and communicated to the other party at the conclusion of STEP TWO.

                    A Joint Grievance Committee of an equal
                    number of representatives of the Southern
                    California Rock Products and Ready Mixed
                    Concrete employers and the Union will meet
                    within thirty (30) working days    thereafter
                    to settle the grievance. This Committee is authorized to adopt written rules of procedure by mutual agreement and such rules of procedure shall be binding upon all signatories to this Agreement. If a decision is reached by this Committee, it shall be final and binding upon all parties involved.

     D.   STEP FOUR:  If the grievance is not settled within

          thirty (30) working days in STEP THREE from the time it was presented in writing to the Joint Grievance Committee; or if the grievance has proceeded directly to STEP FOUR from STEP TWO, either the Employer or the Union may, within ten (10) working days, request in writing that the issue be arbitrated, provided that it involves a question of interpretation or application of this Agreement.

          The Committee specified in STEP TWO shall appoint an

          arbitrator agreeable to both.  If they are unable to

          agree within ten (10) working days upon an arbitrator, either party may, within ten (10) working days thereafter, request the Federal Mediation and Conciliation Service and/or the American Arbitration association to submit a list of Arbitrators consisting of any odd number, not less than five (5). From such list the arbitrator shall be selected by each party alternately striking off names; the choice of which party shall make the strike offikeoff shall be determined by lot. The decision of the arbitrator shall be final and binding on both parprovided, howeverowever, that the power and authority of the arbitrator shall be limited to the question presented to him, and he shall have no power to add to or subtract from or modify any terms of this Agreement or any Agreements made supplementary thereto; nor to establish or change any wage scale or classification, except as provided under Article IV, Sections 2 and 6(B), but shall refer any such cases back to the parties without decision. Grievances arising under
          Article I, Section 7, are not arbitrable because of remedies provided by law.

Section 2.  Arbitrators Fees:

In order to encourage the settlement of grievances in the early steps of the grievance procedure and in order to discourage frivolous or improper use of the arbitration process, the fees and expenses of the arbitration shall be paid by the losing party.

If there is any question as to who the losing party is, or if a case is referred back to the parties without decision, or if there are decisions against more than one of the parties to the arbitration, the arbitrator is authorized and requested to determine who shall pay the fees and may in such case order a sharing of such fees. In such event, the decision of the arbitrator on this issue shall be final and binding.

Section 3.  Time Limit:

All grievances not described in Article IX (Discharges and Discipline) will be barred for all purposes if not presented to the Employer in writing in Step Two within fifteen (15 working days after the date of the occurrence giving rise to the grievance.

Section 4.  Business Agent Visitation:

The Business Representatives of the Union shall have access to the job during working hours for the purpose of performing his duties and he shall advise the Employer or his representative of his presence on the job and shall not unreasonably interfere with the work of any worker.

Section 5.  Shop Stewards:

Selection as a steward shall not change the full-time productive status of an employee. The steward shall not be discriminated against in any manner by the Employer or his Agent because of his activities in presenting any adjustment of grievances or disputes.

The steward shall be given a reasonable length of time during his working hours to perform his activities as a steward when such activities cannot be conducted on non-working time.

Section 6.  Bulletin Boards:

At all locations at which truck drivers are based, official Union bulletins may be posted on the Company bulletin boards.

                                ARTICLE XII
                       JURISDICTION OF LOCAL UNIONS

Section l.  Geographic Areas:

The Union agrees to furnish the Employers with a map and description clearly defining the geographical areas of the respective Local Unions parties to this Agreement.

Section 2.  Assignment of Work:

Nothing contained in this Agreement shall restrict or prevent the Employer from assigning work or duties to employees covered by this Agreement within the classifications listed in Article IV, Section l, hereof, without regard to the Local Union of which the employee is a member.

                               ARTICLE XIII
                                BARGAINING

Section l.  Interpretation of Agreement:

Questions concerning interpretation or application of this Agreement may arise from time to time and in the interest of preventing misunderstandings, an equal number but not less than three (3) each from the Employer's representative and the Union Negotiating Committee shall promptly meet at the request of either in an attempt to resolve such question, but in any event within thirty (30) days, unless otherwise mutually extended.

Section 2.  Bargaining During Term:

Notwithstanding the provisions of Article I, Section l or Section l of this Article XIII, each party hereto expressly waives any obligation or duty presently or hereafter imposed by law on the other party, and acknowledges and recognizes that no obligation or duty exists under this Agreement to bargain collectively or negotiate with the other party over or pertaining to wages, hours, pensions, paid holidays, insurance, sick leave, severance pay, or any terms or conditions of employment or retirement or any other matters or subjects whatsoever during the term of this Agreement.

                                ARTICLE XIV
                           GROUP INSURANCE PLAN

Section l.  Regular Employees:

For the purpose of this Article XIV, a regular employee for whom the Employer is required to make monthly contributions is an employee within the bargaining unit, as described in Article I,
Section 1, hereof, except as noted under Sections 2 and 11 below. The Employer shall make monthly contributions on behalf of all regular employees who were on the payroll of the Employer for forty (40) hours in the preceding month.

Employees who are on paid Vacation and holidays for a portion of the month will have those hours counted toward the forty (40) hour requirement for the payment of medical contributions.

Section 2.  Vacation Relief:

It is understood and agreed that vacation relief help hired will not be entitled to group insurance coverage. The Notice of Hire shall clearly state that the employee, in such case, is hired for vacation relief purposes.

For the purpose of this Section, the term "vacation relief help" means an employee hired specifically as such on or after April 1 of any year and terminated on or before October 31 of the same year. An employee hired and/or terminated between November 1 and March 31 shall not be considered "vacation relief help".

Vacation relief employees who perform work after October 31 and who worked for forty (40) hours or more in the preceding October shall have a medical contribution paid on their behalf pursuant to Section 11.

Section 3.  Dates of Contributions:

The first contribution of a new employee shall be due on the first day of the month next following thirty (30) days of employment. One (1) additional premium will be paid for employees who leave work because of layoff due to a reduction in force.

Section 4.  Contribution Rates and Benefits:

The programs and provisions of the previous contract will continue for the period of April 1, 1994 until the following changes are effective:

A) Basic Hospital and Medical coverages for employees and eligible dependents under Teamsters Miscellaneous Security
     Trust Plan E, including dependent Vision coverage and Retiree Medical Plan E coverage.

B)   Vision care for dependents under Plan E.

C) Dental benefits for employees and eligible dependents under the Teamsters Joint Council No. 42 Welfare Trust.

D) Prescription Drug benefits for employees and eligible dependents under the Teamsters Joint Council No. 42 Welfare
     Trust.

E) Hospital and medical coverage for retired employees whose retirement effective dates are on and after July 1, 1979 and their eligible dependents, under Teamsters Miscellaneous
     Security Fund, Plan E.

Section 5.  Program Costs:

All costs of the programs described above, including administration, shall be borne by the Employer contributions, except as provided in Section 8.

Section 6.  Due Dates:

Monthly contributions required under this Article XIV shall be due on the first (1st) day of the calendar month and shall be paid no later than the tenth (10th) of the same month.

Section 7.  Trust Documents:

The Employers and the Union agree to execute the necessary Trust
Documents required by the Trustees of such Trusts as a condition of participation in the Trust referred to in Section 4 above.

Section 8.  Maintenance of Benefits:

It is the intention of the parties hereto that the benefits described in this Article shall be maintained throughout the term of this Agreement. All costs of the programs described above, including administration, shall be borne and paid by the Employer, subject to the following limitations:

The Employer agrees to pay up to the maximum amount set forth below to provide such benefits:.

                         Maximum Contribution Amount
                         Misc E and JC 42              Take Care

Effective  4-1-94        1990-1994 Amt.
Effective  6-1-94        1990-1994 Amt. -$15.50 (LTD)  $253.00
Effective 5-23-94        $431.00
Effective 10-1-94        $450.00                       $266.00
Effective 10-1-95        $475.00                       $283.00
Effective 10-1-96        $500.00                       $303.00

Should the above maximum amounts be inadequate to maintain all of the benefits described in Section 4., above, any additional amount required by the Trusts shall be borne by the employees through monthly payroll deductions, withheld from the employee's first paycheck of the applicable calendar month the amount necessary, when combined with the Employers' maximum contribution. Such additional amount shall be deducted from the payroll earnings of the employee only for such months as the inadequacy occurs.

Section 9.  Retirees Prior to August 1, 1979:

The parties hereto agree that the Employer shall cease contributing to the Southern California Rock Products and Ready Mixed Concrete Industries Welfare Benefits Plan ("Rock Plan") and that the Rock Plan shall be merged into the Teamsters Miscellaneous Security Fund Plan E ("Plan E"). Plan E shall thereby assume all assets and liabilities of the Rock Plan and the Rock Plan shall terminate.

Section 10. Legislation:

If a universal health care plan program is enacted by Congress the effect of which is to require additional payroll costs to the Employer and/or costs to the employees, or if a change in the current plan is required by the new law, the parties shall meet to resolve, in a mutually satisfactory manner, any problems resulting therefrom.

The parties also agree that in the event of any change in the plan, the Trustees of the current medical program will be given sixty (60) days notice.

Section 11.  Medical Program for Employees Hired after May 22,
1994:

Any employee hired after May 22, 1994 will not be provided with group insurance pursuant to the provisions set forth above for the term of this Agreement.

Instead, any newly hired employee will be provided with the Take Care Select Plus medical program for the first four (4) years of their employment. Entitlement to said medical benefits shall be the same as entitlement for all other employees as set forth in this Article XIV.

It is the intention of the parties hereto that the benefits described in this Section shall be maintained throughout the term of this Agreement.

Premiums for such benefits are determined from time to time by the Board of Trustees.

Each Employer agrees to pay up to the maximum amount set forth below as the premium to provide such benefits: Effective May 23, 1994, $253.00 per month; effective October 1, 1994, $266.00 per month; effective October 1, 1995, $283.00 per month; and effective October 1, 1996, $303.00 per month.

                                ARTICLE XV
                                  PENSION

The Employer will make contributions to the Western Conference of Teamsters Pension Trust Fund (hereinafter to be referred to as the Plan) for the benefit of employees within the bargaining unit. This Employer shall continue contributions to such Trust in accordance with its terms for all hours worked or paid for, as provided in Appendix A.

The parties agree that because the Trustees of the Fund will rely on the execution of this Agreement to not reduce benefits to retiring employees as indicated above, this Section shall not be modified, terminated or rescinded by the parties, directly or indirectly, without the express written consent of the Trustees.

The Employer and the Union agree to execute the necessary Trust documents required by the Trustees of the Western Conference of Teamsters Pension Trust as a condition of participation in such Trust.

In the event that Federal or State legislation requires a revision of the Plan which results in a higher contribution rate to meet such requirements, it is agreed that the increased contribution rate will come out of the wage package.

For the period April 2, 1994 through July 31, 1994, the Employer will continue to contribute pension contributions to the Western Conference of Teamsters Pension Trust Fund ("WCTPTF") in the same amount as contributed under the previous Collective Bargaining Agreement for all hours compensated whether worked or paid for. Accordingly, Employers who participated in the Enhanced Early Retirement, PEER/84, shall pay contributions of Three Dollars and Fourteen-Cents ($3.14) per hour for the period April 2, 1994 through July 31, 1994. Employers who did not participate in PEER/84 shall pay contributions of Two Dollars and Ninety-Five Cents ($2.95) per hour for the period April 2, 1994 through July 31, 1994.

Effective January 1, 1994 there shall be a yearly maximum of two thousand and seventy-six (2076) hours per year (January 1 through December 31).

Effective August 1, 1994 the contribution to the WCTPTF for all Employers shall be increased to a total contribution of Three Dollars and Forty-Four Cents ($3.44) per hour so as to provide for the Program for Enhanced Early Retirement, "PEER/80". Accordingly, those Employers previously paying Two Dollars and Ninety-Five Cents ($2.95) per hour will increase their hourly contribution by Forty-Nine Cents ($.49). Those Employers previously participating in PEER/84 shall increase the amount of their hourly contribution to the WCTPTF by Thirty Cents ($.30).

The contributions required to provide for the Program for Enhanced Early Retirement (PEER/80) will not be taken in consideration for benefit accrual purposes under the Plan. The additional contribution for PEER must at all times be sixteen and one-half percent (16.5%) of the basic contribution and cannot be decreased or discontinued at any time.

The Pension contribution shall be made to the appropriate administrative office designated by the WCTPTF in accordance with Trust rules, computed monthly and paid not later than the tenth
(10th) of the following month.

                                ARTICLE XVI
                       SAFETY AND WORKING CONDITIONS

Where special protective clothing and other devices (other than safety shoes) are required to be worn or used, the same shall be furnished at the expense of the Employer. Further, each affected Employer will provide for operative air conditioners in all cement trains when present equipment is replaced or new equipment is purchased.

                               ARTICLE XVII
                            LEAVES OF ABSENCES

Leaves of absence without pay may be granted by the Employer to any employee for any reasonable cause, including illness or injury. Application for leave of absence must be made in writing to the representative of the Employer designated by him for such purpose and be approved in writing by such Employer's representative. Generally, such leave of absence will be for a period of not more than thirty (30) days, but may be extended for a reasonable cause for additional periods of thirty (30) days up to a maximum of ninety (90) days, upon written request of the employee, by mutual agreement between the Employer and the Union. Any employee who, while on leave of absence, obtains employment with another employer without having obtained prior permission to do so from the Employer and the Union shall be subject to immediate discharge.

                               ARTICLE XVIII
                        TRAINING AND UPGRADING FUND

The parties have established a Teamsters Rock Products and Ready
Mixed Concrete Industries Training and Upgrading Fund and Trust.

The Employer agrees to continue to pay the following sums per hour for all hours worked or paid into this Training and Upgrading Fund:

Effective April 1, 1994 through May 22, 1994 the sum of twenty-seven cents ($.27) per hour.

Effective May 23, 1994 through March 31, 1995 the sum of twenty-cents ($.20) per hour.

Effective April 1, 1995 and thereafter for the duration of this Agreement, the hourly contribution amount may be increased as determined by the Fund's Trustees to a maximum of twenty-five cents ($.25) per hour.

The monies paid into this Fund are to be used for the training and/or upgrading (including apprenticeship, if applicable) of the skills of present employees and applicants for employment pursuant to that certain Trust Agreement referred to as the Teamsters - Rock Products and Ready Mixed Concrete Industries Training and Upgrading Fund and Trust.

                                ARTICLE XIX
                              JOB PROTECTION

It is the intent of the parties to this Agreement to protect the work performed by employees in the bargaining unit.

The Employer recognizes that it is important and desirable to utilize its own equipment and drivers to the greatest extent possible prior to using sub-haulers and/or non-Company trucks.

The Union recognizes that under certain conditions, such as those dictated by customer demands, equipment requirements, daily dispatch determinations, materials to be hauled and similar factors, that sub-haulers and/or non-Company trucks are necessary and have been so utilized throughout the Industry for many years.

The Employer in accordance with the above, must, however, determine the number, type and location of its working equipment in conformity with its business requirements. The Employer further must be able to determine, in keeping with sound business practices, the extent to which it will replace equipment which is too costly to operate, obsolete or damaged.

Under these conditions, the Employer agrees that sub-haulers and/or non-Company trucks will not be utilized as a subterfuge to defeat the protection of the bargaining unit work.

In keeping with the above, the Union recognizes that the Employer will utilize such sub-haulers and/or non-Company trucks as required by location and classification only after all the available Company trucks at such locations and in similar classifications have been initially dispatched.

The parties hereto specifically agree that industry practices for the period of the 1990-1994 contract will prevail in the application of this Article.

                                ARTICLE XX
                         USE OF PERSONAL VEHICLES

When an employee is required to use their own personal vehicle to report to other than their base location, they shall be allowed twenty-five cents ($.25) per road mile round trip from their established base to their reporting location, provided the new location is further from the employee`s residence than the employee's base location. Least senior employees in the required classification groupings will not have the right to refuse such dispatch.

                                ARTICLE XXI
                            PERIOD OF AGREEMENT

This Agreement shall become effective April 2, 1994, and shall remain in full force and effect to and including April l, 1997, and shall remain in full force and effect from year to year thereafter, unless either party hereto has given written notice to the other of their desire to have the same changed, modified, or terminated; such notice must be given at least sixty (60) days prior to April 1st of 1997 or a later year. If such notice is not given, this Agreement is to stand as renewed for the following year. If such notice is given, the Agreement terminates at midnight of the immediately following April lst.
In addition the Employer agrees to enter into bargaining talks for wage and benefit increases in this Agreement, if and when the Union produces evidence of a signed Labor Agreement between the Teamsters Union and Robertson's Ready Mix.

                               ARTICLE XXII
                        MANAGEMENT'S RIGHTS CLAUSE

The Union acknowledges that all rights and prerogatives of management which the Employer had prior to the execution of this Agreement are retained solely and exclusively by the Employer, without limitation, except as specifically modified by the express terms of this Agreement.

                               ARTICLE XXIII
                        DRUG AND ALCOHOL SCREENING

The parties recognize the problems which drug/alcohol abuse have created in the Construction Industry and the need to develop drug abuse prevention programs. Accordingly, the parties agree that in order to enhance the safety of the workplace and to maintain a drug-free work environment, the Employer may require applicants or employees to undergo drug screening. The parties agree that if a screening program is implemented by the Employer, the following items have been agreed upon by Labor and Management:

1) It is understood that the use, possession, transfer, or sale of illegal drugs, narcotics, or other unlawful substance is absolutely prohibited while employees are performing work under the applicable Agreement.

2) All applicants will undergo a drug screen at the direction of the Employer.

3) Applicants not passing the drug screen will not be placed on the Employer's payroll or receive any compensation. Employees not passing the drug screen will be removed from the Employer's payroll. The Employer agrees to pay the cost for administering the drug screen.

4) The Employer may require that an employee be tested for drugs where the Employer has reasonable cause to believe that the employee is impaired from performing his/her job. Observation should be made by at least two (2) persons, one of whom may be a Union employee. In the absence of a second person, the Employer may send the employee to be tested if the Union is notified immediately of the incident. This provision shall be applied in a non-discriminatory manner. For employees who refuse to take a test where the prerequisites set forth in this paragraph have been met, there will be a "non-rebuttable" presumption that the test result would have been positive for an unlawful substance.

5) An Employer may require that an employee who contributed to an accident be tested for drugs/alcohol.

6)   There will be no random drug testing by the signatory
Employer, except as mandated by State/Federal regulations.

7) No prescription drug shall be used by anyone other than the person for whom the prescription is written. It is understood that the unsafe use of prescribed medication, or where the use of prescribed medication impairs the employee's ability to perform work, is a basis for removal.

8) A sufficient amount of sample shall be taken to allow for an initial test and a confirmation test. The initial test will be an Enzyme Multiplied Immunoassay Technique (EMIT). In the event a question or positive result arises from the initial test, a confirmation test must be utilized before action can be taken against the employee or applicant. The confirmation test will be by Gas Chromatography - Mass Spectrometry (GC/MS). The cutoff levels for both the initial test and confirmation test will be those established by the National Institute of Drug Abuse. Confirmed positive samples will be retained by the testing laboratory in secured long term frozen storage for a minimum of one (1) year. Handling and transportation of each sample must be documented through strict chain of custody procedures.

9) Any dispute which arises under this drug policy shall be submitted to the grievance and arbitration procedure set forth in the applicable Agreement.

10) In the event an individual Employer is required, as a condition of contract award, to abide by the terms and conditions of an owner's drug policy, the Employer will notify the Union in writing prior to implementing such policy.

11) The establishment or operation of this policy shall not curtail any right of an employee found in any rule or regulation. Should any part of this policy be found unlawful by a court of competent jurisdiction or a public agency having jurisdiction over the parties, the remaining portions of the policy shall be unaffected and the parties shall enter negotiations to replace the affected provision. Nor shall this language alter, replace, or supersede any company policy which may be in place at the time of ratification unless deemed unlawful as described in the preceding sentence.













     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 27th day of October, 1994.

FOR THE UNION:                          FOR THE EMPLOYER:


Teamsters Building Material and         Transit Mixed Concrete
Dump Truck Drivers Local Union
No. 420



By:  Richard D. Martino                 By:
     Secretary-Treasurer


                                        Title:

Teamsters Local Union 986

________________________________
By:  Michael J. Riley
     Secretary-Treasurer

Teamsters Automotive Workers
Local Union No. 495

_______________________________
By:  Robert M. Lennox
     Secretary-Treasurer


General Truck Drivers, Chauffeurs,
and Helpers Local Union No. 692

_______________________________
By:  Paul R. Jones
     Secretary-Treasurer










                               ADDENDUM NO. I

                          LETTER OF UNDERSTANDING

During the course of the 1982 negotiations there were discussion relative to processing of grievances under Article XI, Section l.
Instances were cited by the Employers of grievances which were filed and not discussed with them in Step l.

The parties hereby reaffirm that in the interest of the orderly and prompt settlement of grievances, they should be discussed in Step l between the Union and the Employer. The Unions signatory hereto agree that a good faith effort will be made to discuss all grievances in Step l with the Employer.


































                                APPENDIX A


BENEFIT OR ITEM
                                        Effective

                                   4-2-94  8-1-94

Pension - Article XV:

   Western Conference              $2.95*  $3.44**

*Continuation of current rates in effect on April 1, 1994 through July 31, 1994 (some Employers participate in the PEER '84 program at an hourly rate of $3.14 per hour, and they will have hourly rates nineteen cents ($.19) per hour less than the hourly rates shown herein from April 1, 1994 through July 31, 1994 after which their hourly rates will be as contained in Appendix "B".

**This provides for the "PEER 80" program at a basic rate of $2.95 x 16.5% = $3.44 total



TRAINING AND UPGRADING             4-1-94    6-1-94    4-1-95

     HOURLY RATES:                 $ .27     $.20      up to max
                                                       of $.25 as
                                                       determined
                                                       by Fund
                                                       Trustees

HEALTH AND WELFARE

If Plan G is currently in effect it will continue as per the 1990-1994 Agreement through 6-30-94, thereafter the following benefits will prevail:

               4-1-94  6-1-94  7-1-94  10-1-94  10-1-95  10-1-96

Med Plan E     $303.00 $303.00 $303.00 $313.00

Dependent
  Vision       $  3.00 $  3.00 $  3.00 $  3.00

Dental         $ 31.50 $ 31.50 $ 31.50 $ 31.50

Pres. Drugs    $ 28.70 $ 32.00 $ 32.00 $ 32.00


Retiree Plan E $ 61.00 $ 61.00 $ 61.00 $ 61.00

LTD            $ 15.50 Discontinued as of 6-1-94

Retiree
  Industry
   Plan        $ 24.00 $ 24.00 Plan transferred to Miscellaneous
                               Trust as of 7-1-74

Totals:        $466.70 $454.50 $430.50  $450.00  $475.00  $500.00





































                               "APPENDIX B"

CLASSIFICATIONS                                 WAGE RATES
                                   4-2-94  5-23-94 4-1-95  4-1-96
Drivers of Water Trucks
  Under 2,000 Gallons              $17.15  $14.95  $15.20  $15.45
  2,000 to 4,000 Gallons            17.25   15.05   15.30   15.55
  4,000 Gallons and Over            17.30   15.10   15.35   15.60

Drivers of Plant and Pit Trucks
  under 12 tons                     17.15   14.95   15.20   15.45
  12 tons to 20 tons                17.25   15.05   15.30   15.55
  20 tons to 50 tons                17.30   15.10   15.35   15.60
  50 tons and over                  17.35   15.15   15.40   15.65

Drivers of 2-Axle Dump Trucks       17.10   14.90   15.15   15.40

Drivers of 3-Axle Dump Trucks       17.15   14.95   15.20   15.45

Drivers of Semis Under 14 Tons      17.20   15.00   15.25   15.50

Drivers of Truck-Trailer and Semis  17.25   15.05   15.30   15.55

Drivers of Cement Trains            17.25   15.05   15.30   15.55

Drivers of Mixer Trucks
  Under 9 Cubic Yards               17.85   15.65   15.90   16.15
  9 Cubic Yards and Over            17.95   15.75   16.00   16.25

Drivers of Flats Under 5 Tons       17.10   14.90   15.15   15.40

Drivers of Flats Over 5 Tons        17.20   15.00   15.25   15.50

Drivers of Flats Truck-Trailers
& Semis                             17.30   15.10   15.35   15.60
**Drivers of Mobile Service Trucks  17.35   15.15   15.40   15.65

Mobile Sweeper Drivers
(licensed for highway use)          17.35   15.15   15.40   15.65

Drivers of Bulk Fuel Trucks         17.35   15.15   15.40   15.65

Warehousepersons                    17.05   14.85   15.10   15.35

Automotive Repairpersons            20.95   18.75   19.00   19.25

Batch Plant Operators (manual)      18.05   15.85   16.10   15.45

Bunkerperson                        17.05   14.85   15.10   15.35

Gas Station Operators
  and/or Fuelers                    17.05   14.85   15.10   15.35

Loaders                             17.10   14.90   15.00   15.25

Washers                             17.10   14.90   15.00   15.25

Greasers                            17.20   15.00   15.25   15.50

***Tirepersons                      17.20   15.00   15.25   15.50

Chippers                            17.30   15.10   15.35   15.60

**A Mobile Service Truck is defined as a vehicle equipped with portable powered lubrications equipment.

***On any day in which a Tireperson spends a majority of their time working on 1400 or larger tire sizes, they shall receive five cents ($.05) per hour premium for the entire day.




The rates described above for the period April 2, 1994 through July 31, 1994 are correct for all Employers who did not participate in the PEER/84 Program. All Employers who did participate in the PEER/84 Program for the period April 2, 1994 through July 31, 1994 shall pay their employees Nineteen Cents ($.19) per hour less than the rates described above.

















                                 EXHIBIT I

             TEAMSTERS LOCAL UNIONS' JURISDICTIONAL BOUNDARIES

LOCAL 420 Northern Boundary:

Six miles into mountains from Foothill Boulevard from Eastern
Boundary (described below) to Balboa Boulevard and Highway 5 straight west across mountains to Ventura County line.

          Western Boundary:

Ventura County line.

          Southern Boundary:

North side of Compton Boulevard from the coastline to the Orange
County line east to Main Street in Corona.

          Eastern Boundary:

All Orange County, Main Street in Corona in straight line north along Milliken Avenue north to the mountains.

LOCAL 495

          Northern Boundary:

South side of Rosecrans Avenue from the coastline east to the Orange County line.

          Southern and Western Boundaries:

The coastline south of Rosecrans Avenue south to the Southern
Boundary of Orange County (including Catalina Island).

          Eastern Boundary:

Northern and Eastern boundaries of Orange County


LOCAL 692

          Northern Boundary:

East on Compton Boulevard, to Woodruff, then North to Rosecrans and East to the Orange County line. (Note: From Atlantic to
Locoweed, Compton Boulevard is called Somerset.)

          Southern and Western Boundaries:

The coastline south of Compton Boulevard South to Northern boundary of Orange County (including Catalina Island).

          Eastern Boundary:

Orange County line:


LOCAL 986

          Southern Boundary:

North side of the mountains west to the same Northern Boundary as Locals 63 and 420 and east to San Bernardino County line.

          Western Boundary:

Ventura County line, north of Northern boundary for Local 420 to Gorman.
          Northern Boundary:

From Gorman cut across northeasterly between Tehachapi and Mojave, including Johannesburg and Trona.

          Eastern Boundary:

Nevada State line south to San Bernardino County line. Roughly, the jurisdictional boundaries include the Eastern one-third of Kern County and all of Inyo and Mono Counties.

















                             TABLE OF CONTENTS

ARTICLE                  SUBJECT                            PAGE

ARTICLE I      Recognition, Union Shop                      2

ARTICLE II     Work Stoppages                               5

ARTICLE III    Hours and Work                               5

ARTICLE IV     Wages                                        6

ARTICLE V      Overtime Pay                                 12

ARTICLE VI     Reporting Allowances                         12

ARTICLE VII    Paid Holidays                                13

ARTICLE VIII   Vacations                                    14

ARTICLE IX     Discharges                                   16

ARTICLE X      Seniority                                    17

ARTICLE XI     Grievance Procedure                          30

ARTICLE XII    Jurisdiction of Local Unions                 33

ARTICLE XIII   Bargaining                                   34

ARTICLE XIV    Group Insurance Plan                         34

ARTICLE XV     Pension                                      37

ARTICLE XVI    Safety and Working Conditions                39

ARTICLE XVII   Leaves of Absences                           39

ARTICLE XVIII  Training and Upgrading Fund                  39

ARTICLE XIX    Job Protection                               40

ARTICLE XX     Use of Personal Vehicles                     41

ARTICLE XXI    Period of Agreement                          41

ARTICLE XXII   Management's Rights Clause                   41

ARTICLE XXIII  Drug and Alcohol Screening                   42




ADDENDUM #1    Letter of Understanding                      45

APPENDIX A     Fringe Benefits                              46

APPENDIX B     Wages                                        48

EXHIBIT I      Local Union Jurisdictional Boundaries        50